Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK

OF

SPYRE THERAPEUTICS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Spyre Therapeutics, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

FIRST: The Corporation’s Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on December 8, 2023.

SECOND: This Certificate of Amendment to the Certificate of Designations amends the Certificate of Designations as set forth below and was duly authorized by the Board of Directors of the Corporation at a meeting of the Board of Directors held on March 15, 2024, pursuant to the authority conferred upon the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

THIRD: Section 2 of the Certificate of Designation is hereby amended by replacing the text “150,000” with “271,625”.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Designation has been executed by a duly authorized officer of the Corporation as of this 18th day of March 2024.

SPYRE THERAPEUTICS, INC.

By:	/s/ Cameron Turtle
Name:	Cameron Turtle
Title:	Chief Executive Officer

[Signature Page to Certificate of Amendment to the Certificate of Designation]